Registration No. 333-211801

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211801

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in its Charter)

Ireland	Not Applicable
(State of Incorporation)	(I.R.S. Employer Identification No.)

Innocoll Holdings plc
Unit 9, Block D
Monksland Business Park
Monksland, Athlone, Co. Roscommon
Ireland
(Address of Principal Executive Offices)

2016 Omnibus Incentive Compensation Plan
Amended and Restated 2015 Stock Option Plan
Certain Amended and Restated Option Agreements
(Full Title of the Plans)

Anthony P. Zook
3803 West Chester Pike
Suite 190
Newtown Square, PA 19073
(610) 405-2347
(Name, Address and Telephone Number of Agent for Service)

Copy to:
Michael J. Aiello, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company			☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Innocoll Holdings plc (the “Company”), to deregister any and all ordinary shares of the Company, $0.01 par value per share (the “Ordinary Shares”), remaining unissued under the Registration Statement on Form S-8 (File No. 333-211801) (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of 4,372,795 Ordinary Shares.

On July 24, 2017, pursuant to the terms of the Transaction Agreement, dated as of April 4, 2017, by and among the Company, Gurnet Point L.P. (acting through its general partner Waypoint International GP LLC) (“Gurnet Point”) and Lough Ree Technologies Limited (“Gurnet Bidco”), Gurnet Bidco acquired all of the issued and outstanding share capital of the Company (the “Acquisition”) by means of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act 2014 (the “Scheme”).

As a result of the Acquisition, the Company became a wholly owned subsidiary of Gurnet Bidco, all offerings and sales pursuant to the Registration Statement have been terminated, and the Company hereby removes from registration the Ordinary Shares registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of [Newtown Square, State of Pennsylvania] on July [24], 2017.

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY

By:	/s/ Anthony P. Zook
Name: Anthony P. Zook
Title: Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.